Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	09-02
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2008 FOURTH QUARTER AND YEAR-END
RESULTS AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA – February 2, 2009. . . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”) today reported its financial results for the fourth quarter of 2008 as well as the full year.  The Partnership’s net income for the fourth quarter of 2008 was $54.1 million, or $0.89 per LP unit, compared with net income of $46.7 million, or $0.85 per LP unit, for the fourth quarter of 2007.  The Partnership’s EBITDA (as defined below) for the fourth quarter of 2008 was $87.7 million, compared with EBITDA of $69.7 million in the fourth quarter of 2007.  Net income per LP unit in the fourth quarter of 2008 reflects an increase in the average number of LP units outstanding during the fourth quarter of 2008 to 48.4 million from an average of 44.4 million in the fourth quarter of 2007.

Revenue in the fourth quarter of 2008 was $527.7 million compared with revenue in the fourth quarter of 2007 of $143.8 million.  Revenue in the fourth quarter of 2008 includes $18.4 million generated by the Partnership’s Natural Gas Storage segment, which consists of the natural gas storage facility in northern California that was acquired in January 2008, and $369.1 million generated by the Partnership’s Energy Services segment, which consists principally of the wholesale product marketing operations that were acquired in February 2008.  Operating income in the fourth quarter of 2008 was $72.4 million compared with operating income of $58.0 million in the same period in the prior year.  Operating income in the fourth quarter of 2008 includes $11.2 million from the Natural Gas Storage segment and $0.8 million from the Energy Services segment.

The Partnership reported net income for the full year 2008 of $184.4 million, or $3.15 per LP unit.  The Partnership’s net income in 2007 was $155.4 million, or $3.03 per

(more)

LP unit.  Revenue in 2008 increased to $1.897 billion from $519.3 million in 2007.  Revenue for the full year 2008 includes $61.8 million generated by the Natural Gas Storage segment and revenue of $1.296 billion generated by the Energy Services segment.  Operating income in 2008 increased to $253.6 million from operating income of $202.1 million in the prior year.  Operating income in 2008 includes $32.7 million from the Natural Gas Storage segment and $6.0 million from the Energy Services segment.  The average number of LP units outstanding during 2008 increased to 47.8 million from an average of 42.1 million outstanding during 2007.

The Board of Directors of Buckeye GP LLC, the general partner of the Partnership, declared a regular quarterly partnership cash distribution of $0.8875 per LP unit, payable February 27, 2009 to unitholders of record on February 12, 2009.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit and an annualized cash distribution level of $3.55 per LP unit.  This is the 88th consecutive quarterly cash distribution paid by the Partnership.

Forrest E. Wylie, Chairman and CEO, stated, “We are pleased to announce solid financial results for Buckeye in the fourth quarter and full year 2008 despite difficult conditions in the financial markets and the economy in general. During 2008, we expanded our business through the acquisitions of Lodi Gas Storage, L.L.C., which operates a natural gas storage facility in northern California, and Farm & Home Oil Company LLC, which operates a leading wholesale product distribution business in the northeastern United States.  These acquisitions made a positive contribution to our financial performance in both the quarter and the year. In addition, our pipeline and terminal businesses generated positive financial results despite a decline in demand for pipeline transportation and terminaling services due to record high petroleum product prices early in the year and a weak economy.  Based on our overall financial performance in the fourth quarter and full year 2008, we are pleased to announce another increase in our quarterly cash distribution to unitholders.”

 “Buckeye enters 2009 in a strong financial position with cash on hand of approximately $59 million and approximately $300 million of available capacity under the Partnership’s $600 million revolving credit facility.  We believe that our beginning cash balance and cash flow from operations will be more than sufficient to fund operations and our current slate of internal growth projects in 2009.  We expect that economic conditions in 2009 will present both challenges and opportunities.  We believe Buckeye is well-positioned to meet the challenges and to take advantage of the opportunities that will present themselves during the course of the year.”

The Partnership will host a conference call to discuss its financial results for the fourth quarter and full year 2008 on Tuesday, February 3, 2009, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=55222.  Interested parties may participate in the call by joining the conference at (785) 830-7990 and referencing conference ID 7464645.  An audio replay of the conference call also will be available through February 8, 2009 by dialing (719) 457-0820 and referencing code 7464645.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

* * * * *

EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by the Partnership as income from continuing operations before interest expense (including amortization and write-off of deferred debt financing costs), income taxes, depreciation, and amortization.  EBITDA should not be considered an alternative to net income, operating profit, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.  Because EBITDA excludes some items that affect net income and these items may vary among other companies, the EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management of the Partnership uses EBITDA as a performance measure to assist in the analysis and assessment of the Partnership’s operations, to evaluate the viability of proposed projects, and to determine overall rates of return on alternative investment opportunities.  The Partnership believes that investors benefit from having access to the same financial measures used by the Partnership’s management.  Please see the attached reconciliation of EBITDA to income from continuing operations, the most directly comparable GAAP measure.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, and (8) nonpayment or nonperformance by our customers. You should read our Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$370,886	$3,411	$1,304,097	$10,680
Transportation and other	156,772	140,388	592,555	508,667
Total revenue	527,658	143,799	1,896,652	519,347

Costs and expenses:
Cost of product sales	360,972	3,319	1,274,135	10,473
Operating expenses	72,330	65,437	279,454	240,258
Depreciation and amortization	13,884	11,226	55,299	44,651
General and administrative	8,101	5,798	34,143	21,885
Total costs and expenses	455,287	85,780	1,643,031	317,267

Operating income	72,371	58,019	253,621	202,080

Other income (expense):
Investment and equity income	2,658	1,769	9,487	8,965
Interest and debt expense	(19,379)	(11,727)	(74,387)	(50,378)
Minority interests and other	(1,532)	(1,364)	(5,562)	(5,311)
Total other expense	(18,253)	(11,322)	(70,462)	(46,724)

Income from continuing operations	54,118	46,697	183,159	155,356

Income from discontinued operations	—	—	1,230	—

Net income	$54,118	$46,697	$184,389	$155,356

Allocation of net income:
Net income allocated to general partner:
Income from continuing operations	$10,862	$9,062	$33,684	$27,796
Income from discontinued operations	$—	$—	$370	$—
Net income allocated to limited partners:
Income from continuing operations	$43,256	$37,635	$149,475	$127,560
Income from discontinued operations	$—	$—	$860	$—
Earnings per limited partner unit-diluted:
Income from continuing operations	$0.89	$0.85	$3.13	$3.03
Income from discontinued operations	—	—	0.02	—
Earnings per limited partner unit-diluted	$0.89	$0.85	$3.15	$3.03

Weighted average number of limited partner units outstanding: Diluted	48,374	44,370	47,763	42,101

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(Financial data in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Pipeline Operations	$100,551	$101,101	$387,267	$379,345
Terminalling and Storage	31,406	31,403	119,155	103,782
Natural Gas Storage	18,379	—	61,791	—
Energy Services	369,116	—	1,295,925	—
Other Operations	9,861	11,295	43,498	36,220
Intersegment eliminations	(1,655)	—	(10,984)	—
Total	$527,658	$143,799	$1,896,652	$519,347

Operating income:
Pipeline Operations	$44,455	$41,218	$153,250	$150,295
Terminalling and Storage	13,410	14,600	53,704	42,843
Natural Gas Storage	11,219	—	32,693	—
Energy Services	800	—	6,039	—
Other Operations	2,487	2,201	7,935	8,942
Total	$72,371	$58,019	$253,621	$202,080

Total costs and expenses including depreciation and amortization:
Pipeline Operations	$56,096	$59,883	$234,017	$229,050
Terminalling and Storage	17,996	16,803	65,451	60,939
Natural Gas Storage	7,160	—	29,098	—
Energy Services	368,316	—	1,289,886	—
Other Operations	7,374	9,094	35,563	27,278
Intersegment eliminations	(1,655)	—	(10,984)	—
Total	$455,287	$85,780	$1,643,031	$317,267

Depreciation and amortization:
Pipeline Operations	$9,575	$9,376	$38,279	$37,411
Terminalling and Storage	1,979	1,417	6,583	5,610
Natural Gas Storage	1,271	—	5,003	—
Energy Services	613	—	3,683	—
Other Operations	446	433	1,751	1,630
Total	$13,884	$11,226	$55,299	$44,651

Capital additions:
Pipeline Operations			$63,135	$47,563
Terminalling and Storage			5,293	18,341
Natural Gas Storage			49,514	—
Energy Services			4,191	—
Other Operations			296	1,963
Total			$122,429	$67,867

Operating data:
Pipeline Throughput (b/d - 000s)	1,378.6	1,465.6	1,382.2	1,447.4
Pipeline Average Tariff (Cents/bbl.)	69.0	65.5	67.6	64.7
Terminal Throughput (b/d - 000s)	537.4	575.1	537.7	568.6

EBITDA Reconciliation:
Income from continuing operations	$54,118	$46,697	$183,159	$155,356
Interest and debt expense	19,379	11,727	74,387	50,378
Income tax expense	361	48	796	763
Depreciation and amortization	13,884	11,226	55,299	44,651
EBITDA	$87,742	$69,698	$313,641	$251,148